THE JAPAN EQUITY FUND, INC.
INVESTMENT ADVISER
CERTIFICATION

I, Kazuhiko Hosaka, Senior Portfolio Manager of Daiwa SB
Investments Ltd. (the "Adviser"), certify to the best of my knowledge that:

1. I am responsible for providing The Japan Equity Fund, Inc. (the "Fund") with certain information identified in the N-CSR report that is attached as Schedule A hereto, which information I understand is used by the Fund in compiling its financial statements and preparing its annual and semi-annual reports.

2. Such information is generated through the use of practices and procedures that are widely accepted in the investment management industry and have a sound basis in investment management fundamentals. The information is provided to the Fund only after sufficient due diligence has been conducted.

3. I am further responsible for establishing and maintaining disclosure controls and procedures for the Adviser, such disclosure controls and procedures have been designed to ensure that the information identified in the schedule is made known to me, and I have evaluated the effectiveness of the Adviser's disclosure controls and procedures within 90 days prior to the filing date of the Report.




Dated: December 19, 2003




/s/ Kazuhiko Hosaka
Kazuhiko Hosaka
Senior Portfolio Manager






NYA 614332.3